Exhibit 10.19A

Series A

Therapeutic Genomics, Inc.

SERIES A CONVERTIBLE PREFERRED
STOCK PURCHASE AGREEMENT

DECEMBER 28, 1999

     Series A Convertible Preferred Stock Purchase Agreement dated as of December 28, 1999 by and between Therapeutic Genomics, Inc., a Delaware corporation (the “Company”), and those entities listed, on Schedule I attached hereto (each, individually, a “Purchaser” and collectively, the “Purchasers”).

     WHEREAS, the Company wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase on the terms and subject to the conditions set forth in this Agreement, an aggregate of up to 3,500,000 shares (the “Preferred Shares”) of the authorized but unissued Series A Convertible Preferred Stock, $0.01 par value, of the Company (the “Preferred Stock”);

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

THE PREFERRED SHARES

     Section 1.01 Authorization, Issuance, Sale and Delivery of the Preferred Shares.

          (a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Initial Closing Date (as hereinafter defined) a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth the terms of the Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designations”).

          (b) Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser (severally and not jointly) hereby agrees to purchase from the Company, the number of Preferred Shares set forth opposite the name of such Purchaser on Schedule I, at the purchase price of $2.00 per share (the “Purchase Price”).

     Section 1.02 Closings. The initial closing of the purchase and sale of Preferred Shares shall take place at the offices of Peabody & Arnold llp, 50 Rowes Wharf, Boston, Massachusetts 02110, at 11:00 a.m. on December 22, 1999, or at such other location, date and time as may be agreed upon between the Purchaser and the Company (such closing being called the “Initial Closing” and such date and time being called the “Initial Closing Date”).

          (b) If less than all of the authorized number of Preferred Shares are sold at the Initial Closing, the Company may in its sole discretion, at a one or more additional closings to take place at the offices of Peabody & Arnold, 50 Rowes Wharf, Boston, Massachusetts, on or before February 29, 2000 (each such closing, together with the Initial Closing, being called a “Closing” and such date and time, together with the Initial Closing Date, being called a “Closing Date”) issue and sell to those Purchasers who elect to purchase additional Preferred Shares and/or one or more additional Purchasers who elect to become parties to this Agreement, by executing a counterpart hereof and causing Schedule I to be amended appropriately, any or all of the Preferred Shares not purchased at the Initial Closing.

     Section 1.03 Delivery of Certificates; Payment of Purchase Price. At each Closing, the Company shall issue and deliver to each Purchaser purchasing Preferred Shares at such Closing a stock certificate or certificates in definitive form, registered in the name of such Purchaser or as directed by such Purchaser, representing the Preferred Shares being purchased by such Purchaser at such Closing. As payment in full for the Preferred Shares being purchased by it at each Closing, and against delivery of the stock certificate or certificates therefor as aforesaid, on each Closing Date each Purchaser shall deliver to the Company check payable to the order of the Company in the amount of, or shall cause to be transferred to the Purchase Price for the Preferred Shares so purchased in cash, by wire transfer of funds, by the cancellation of debt from the Company to such Purchaser, or by any combination thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser that:

     Section 2.01 Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is not a successor to any entity (including, without limitation, International Genetics Associates, Inc., a Virginia corporation (“IGA”)) and claims no rights or ownership interest in any assets of any such predecessor entity. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement, to issue, sell and deliver the Preferred Shares and to issue and deliver the shares of Common Stock, $0.01 par value, of the Company (the “Common Stock”) issuable upon conversion of the Preferred Shares (the “Conversion Shares”).

     Section 2.02 Authorization of Agreements, etc.

          (a) The execution and delivery by the Company of this Agreement, of the Registration Rights Agreement (as such term is defined below) and of the Stockholders’ Agreement (as such term is defined below), the performance by the Company of its obligations hereunder and thereunder, the issuance, sale and delivery of the Preferred Shares and the issuance and delivery of the Conversion Shares have been duly authorized by all requisite corporate action and will not violate any provision of any law applicable to the Company, any order of any court or other agency of government applicable to the Company, the Certificate of Incorporation of the Company (the “Charter”), or the By-laws of the Company (the “By-laws”), or any provision of any indenture, agreement or other instrument to which the Company is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

          (b) The Preferred Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of Preferred Stock with no personal liability attaching to the ownership thereof and will be fee and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company. The Conversion Shares have been duly reserved for issuance upon conversion of the

Preferred Shares and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company. Neither the issuance, sale or delivery of the Preferred Shares nor the issuance or delivery of the Conversion Shares is subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person which has not been effectively waived.

     Section 2.03 Validity. This Agreement has been duly executed and delivered by the Company and each of this Agreement, the Registration Rights Agreement (when executed and delivered as hereinafter contemplated) and the Stockholders’ Agreement (when executed and delivered as hereinafter contemplated) constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its respective terms.

     Section 2.04 Authorized Capital Stock. The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock and 8,000,000 shares of Preferred Stock; 3,500,000 shares of Preferred Stock have been designated Series A Convertible Preferred Stock and 4,500,000 shares of Preferred Stock remain undesignated. Immediately prior to the Closing, 888,000 shares of Common Stock will be validly issued and outstanding, and no other shares of Common Stock or Preferred Stock will have been issued. There have been reserved for issuance (i) on or before March 1, 2000, 112,000 shares of Common Stock (the “Reserved Founders Shares”) to persons to be designated by Kenneth C. Carter (the “Founder”) (to the issuance of which the Purchasers, by their execution of this Agreement, shall be deemed to have consented), and (ii) under the Company’s 1999 Stock Plan (the “1999 Plan”), an aggregate of 625,000 shares of Common Stock. No subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Company (or, to the best of the Company’s knowledge, from any other person or entity) any equity securities of the Company is outstanding and there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     Section 2.05 Litigation, Compliance with Law. There is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or the Founder (as such term is hereinafter defined), at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or, to the best of the Company’s knowledge, threatened against or affecting the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any governmental license or permit), and, to the best of the Company’s knowledge, there is no basis for any of the foregoing. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company pending or threatened against others.

     Section 2.06 Proprietary Information of Third Parties. To the best of the Company’s knowledge, no third party (including, without limitation, IGA) has claimed or has reason to claim that the Founder or any other person employed by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of his or her employment, non-competition or nondisclosure agreement with such .third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. To the best of the Company’s knowledge, no person employed by or retained as a consultant by the Company has utilized or proposes to utilize any trade secret or any information or documentation proprietary to any third party (including, without limitation, IGA), and to the best of the Company’s knowledge, no person employed by or retained as a consultant by the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale by the Company of any product or proposed product or the development or sale by the Company of any service or proposed service of the Company, and the Company has no reason to believe there will be any such utilization or violation.

     Section 2.07 Governmental Approvals. Subject to the accuracy of the representations and warranties-of the Purchaser set forth in Article III no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, the issuance, sale and delivery of the Preferred Shares or, upon conversion thereof, the issuance and delivery of the Conversion Shares, other than the filing of any notice that may be required pursuant to federal and state securities laws in connection with the sale of the Preferred Shares.

     Section 2.08 Offering of the Preferred Shares.

     Neither the Company nor any person authorized or employed by the Company as agent broker, dealer or otherwise in connection with the offering or sale of the Preferred Shares or any security of the Company similar to the Preferred Shares has offered the Preferred Shares or any such similar security for sale to, or solicited any offer to buy the Preferred Shares or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons, and neither the Company nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with Preferred Shares under the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder), in either case so as to subject the offering, issuance or sale of the Preferred Shares to the registration provisions of the Securities Act.

     Section 2.09 Qualified Small Business Status.

     The Company qualifies as a “Qualified Small Business” as defined in Section 1202(d) of the Internal Revenue Code of 1986, as amended (the “Code”).

     Section 2.10 Brokers. Neither the Company nor the Founder has any contract, arrangement or understanding with any broker, finder or similar agent pursuant to which the Company or the Purchaser shall be obligated to make any payment to any such broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser, severally and not jointly, represents and warrants to the Company, with respect only to itself, that:

          (a) such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act;

          (b) such Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof;

          (c) such Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Founder,

          (d) the Preferred Shares being purchased by such Purchaser are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

          (e) such Purchaser understands that (i) the Preferred Shares and the Conversion Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Preferred Shares and, upon conversion thereof, the Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities. Act or is exempt from such registration, (iii) the Preferred Shares and the Conversion Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect;

          (f) such Purchaser has no present need for liquidity in connection with its purchase of the Preferred Shares; and

          (g) the purchase of the Preferred Shares is consistent with the general investment objectives of such Purchaser, and such Purchaser understands that the purchase of the Preferred Shares involves a high degree of risk, and there may never be an established market for the Company’s capital stock.

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS
OF THE PURCHASERS

     The obligation of each Purchaser to purchase and pay for the Preferred Shares being purchased by such Purchaser at a Closing is, at such Purchaser’s option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

     Section 4.01 Representations and Warranties to be True and Correct. The representations and warranties contained in Article II shall be true, complete and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the President and Treasurer of the Company shall have certified to such effect to the Purchasers in writing on behalf of the Company.

     Section 4.02 Performance. The Company shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the President and Treasurer of the Company shall have certified to the Purchasers in writing to such effect on behalf of the Company.

     Section 4.03 Preemptive Rights. Any preemptive, first refusal or other rights with respect to the issuance of the Preferred Shares or the Conversion Shares shall have been irrevocably waived.

     Section 4.04 Founders’ Agreement.

     The Founder shall have executed and delivered to the Company a Confidentiality. Assignment of Inventions and Non-Competition Agreement in the form attached hereto as Exhibit B.

     Section 4.05 Registration Rights Agreement.

     The Company shall have executed and delivered to the Purchasers a Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

     Section 4.06 Stockholders’ Agreement, Board of Directors.

     The Company and the Founder shall have executed and delivered to the Purchasers a Stockholders’ Agreement in the form attached hereto as Exhibit D (the “Stockholders’ Agreement”). As of the Closing Date, the number of directors constituting the Company’s Board of Directors (the “Board”) shall have been set at 5 and the following persons shall have been elected to the Board: Kenneth C. Carter, Alan G. Walton, Bradley G. Lorimier, and Bill Scott, with one vacancy to be filled as provided in the Stockholders’ Agreement.

     Section 4.07 Gene Logic License

     The Company shall have entered into a license agreement, in form satisfactory to the Purchasers, for the use of the proprietary differential display database of Gene Logic Corp. (the “Gene Logic License”). In connection with the Gene Logic License and as partial consideration therefor, the Company may issue to Gene Logic Corp. Preferred Shares (to the issuance of which the Purchasers, by their execution of this Agreement, shall be deemed to have consented).

     Section 4.08 All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.

ARTICLE V

COVENANTS OF THE COMPANY

     The Company covenants and agrees with each Purchaser that so long as such Purchaser owns any of the Preferred Shares or Conversion Shares:

     Section 5.01 Financial Statements, Reports, etc. The Company shall furnish to each Purchaser, within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and audited by a firm of independent public accountants reasonably acceptable to the Purchaser.

          (b) As soon as available, but in any event not later than 45 days after the end of each of the first three quarters of each fiscal year, the Company shall furnish to each Purchaser that holds at least 250,000 Preferred Shares and/or Conversion Shares the unaudited balance sheet of the Company as at the end of each such period and the related unaudited consolidated statement of operations, shareholders’ equity and changes in cash flows of the Company for such quarterly period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the comparable periods of the preceding fiscal year and to the current year’s budget.

          (c) As soon as available, but in any event not later than 20 days after the end of each of month commencing with January 2000, the Company shall furnish to each Purchaser that holds at least 250,000 Preferred Shares and/or Conversion Shares the unaudited summary balance sheet of the Company as at the end of each such month and the related unaudited summary consolidated statement of operations, shareholders’ equity and changes in cash flows of the Company for such month.

          (d) As soon as available, but in any event not later than 60 days prior to the end of each fiscal year of the Company, the Company shall furnish to each Purchaser the financial plan of the Company for the next succeeding fiscal year, including but not limited to a cash flow projection, operating budget and balance sheet calculated monthly, as contained in its operating plan approved by the Board.

          (e) The obligations of the Company to furnish financial information to the Purchaser pursuant to this Section 5.01 shall terminate upon the earlier to occur of (i) the completion of a firm commitment underwritten public offering of the Company’s securities pursuant to which the aggregate price paid by the public for the purchase of securities is at least $ 15,000,000 (a “Qualified IPO”) and (ii) such time as the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934.

     Section 5.02 Reserve for Conversion of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Preferred Shares and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Preferred Shares from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Preferred Shares or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Shares.

     Section 5.03 Inspection, Consultation and Advice. The Company shall permit and cause each of its subsidiaries (if any) to permit each Purchaser that (alone or together with its affiliates) holds at least 250,000 Preferred Shares and/or Conversion Shares (and such professional advisers as any such Purchaser may designate) reasonable access at reasonable frequency during normal business hours to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Purchasers and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts; provided, however, that, in conducting their visits and inspections, the Purchasers and their representative and designees shall undertake reasonable efforts to avoid interference with the ordinary operation of the Company’s business; and provided, further, that the Company may require, as a condition to the disclosure of any of the Company’s confidential or proprietary information to any Purchaser or any representative or designee of a Purchaser, that such Purchaser and such representative or designee execute a non-disclosure agreement in form reasonably acceptable to the Company.

     Section 5.04 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company’s performance of this Agreement or the Certificate of Designations.

     Section 5.05 Use of Proceeds. The Company shall use the proceeds from the sale of the Preferred Shares hereunder solely for working capital (including, without limitation, the payment of licensing fees and other payments under the Gene Logic License). Notwithstanding the foregoing, the Company may, from the proceeds, make a loan to the Founder in an amount not to exceed $50,000 on terms reasonably acceptable to the Purchasers.

     Section 5.06 Restrictions on Borrowing and Capital Expenditures.

     The Company shall not, without the prior consent of the Board (including all members of the Board elected as designees of the Purchasers pursuant to the Stockholders’ Agreement), (i) incur any single debt obligation in excess of $100,000, or (ii) incur, in any fiscal year, debt in an aggregate amount in excess $200,000 or (iii) make any single capital expenditure in excess of $100,000, or (iv) make, in any fiscal year, capital expenditures in an aggregate amount in excess of $200,000.

     Section 5.07 Qualified Small Business Status.

     The Company shall, so long as Preferred Shares or Conversion Shares are held by any Purchaser or by any transferee in whose hands Preferred Shares or Conversion Shares are eligible to qualify as Qualified Small Business Stock (as such term is defined in Section 1202(c) of the Code), use its best efforts to cause the Preferred Shares and the Conversion Shares to qualify as Qualified Small Business Stock.

     Section 5.08 Key Person Life Insurance.

     The Company shall, as soon as practicable following the Closing, obtain, and shall thereafter use its best efforts to maintain in force, an insurance policy in the amount of at least $1,000,000 on the life of the Founder, with the proceeds of such policy payable to the Company.

ARTICLE VI

MISCELLANEOUS

     Section 6.01 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated; provided, however, that if but only if the Closing occurs, the Company will reimburse the Purchasers for the reasonable fees and expenses (in an amount not to exceed $25,000) of one law firm acting as special legal counsel for the Purchasers in connection with the transactions contemplated by this Agreement.

     Section 6.02 Survival of Agreements. All covenants, agreements, representations and warranties made herein or in any agreement, certificate or instrument delivered to the Purchasers pursuant to or in connection with this Agreement shall, for a period of one year from the Closing Date, survive the execution and delivery of this Agreement, the issuance, sale and delivery of the Preferred Shares, and the issuance and delivery of the Conversion Shares.

     Section 6.03 Brokerage. The Company will indemnify and hold the Purchasers harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by the Company with any third party.

     Section 6.04 Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     Section 6.05 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be (i) delivered in person, or (ii) mailed by certified or registered mail, return receipt requested, or (iii) sent by a recognized overnight courier service, addressed as follows:

(a)	if to the Company, at

Therapeutic Genomics, Inc.
9700 Great Seneca Highway
Rockville, Maryland 20850
Attention: President

(b)	if to a Purchaser, at the address of such Purchaser set forth on Schedule I hereto,

in either case, with a copy to

Peabody & Arnold LLP
50 Rowes Wharf
Boston, Massachusetts 02110
Attention: William E. Kelly, Esq.

and

Schmeltzer, Aptaker & Shepard, PC
2600 Virginia Avenue
Watergate
Suite 1000
Washington, DC 20037
Attention: Mark Gruhin, Esq.

or, in any such case, at such other address as shall have been furnished in writing by the addressee to the others. Notices shall be effective (i) upon delivery, if delivered in person, (ii) 3 days after deposit in the U.S. mails, if mailed, and (iii) on the day following deposit with the courier service, if sent by overnight courier.

     Section 6.06 Governing Law. This Agree shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflicts of laws principles thereof.

     Section 6.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

     Section 6.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall be deemed to be originals notwithstanding the failure subsequently to deliver a hard copy thereof,

     Section 6.09 Amendments and Waivers. This Agreement may be amended or modified, and provisions hereof may be waived, only with the written consent of the Company and of Purchasers holding, in the aggregate, at least sixty percent (60%) of the Preferred Shares then issued and outstanding.

     Section 6.10 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

     Section 6.11 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

     Section 6.12 No Waiver Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.

Therapeutic Genomics, Inc.
By:	/s/ Kenneth C. Carter, Ph. D
President

Schedule I (as amended)

Name and Address of Purchaser	Number of Preferred Shares	Purchase Price

Oxford Bioscience Partners III L.P. 31 St. James Avenue, Suite 905 Boston, Massachusetts 02116	1,312,886	$2,625,772.00

Oxford Bioscience Partners (Bermuda) III Limited Partnership 31 St. James Avenue, Suite 905 Boston, Massachusetts 02116	187,114	$374,228.00

Paul Millman 72 Cotton Mill Hill, Unit A-9 Brattleboro, Vermont 05301	17,500	$35,000.00

Ying-Fei Wei and Guo-Liang Yu 242 Gravatt Drive Berkeley, California 94705	12,500	$25,000.00

David L. Entin 25213 Woodfield School Road Gaithersburg, Maryland 20882	5,000	$10,000.00

Jonathan Cool 2020 Pennsylvania Avenue, Suite 344 Washington, DC 20006	17,500	$35,000.00

GIMV, N.V. Karel Oomsstraat 37 2018 Antwerpen, Belgium	1,500,000	$3,000,000.00

Ariane Health Ltd., LDC 450 Park Avenue – Suite 1804 New York, New York 10022	125,000	$250,000.00

Name and Address of Purchaser	Number of Preferred Shares	Purchase Price

Maryland Development of Business and Economic Development 217 East Redwood Street, 11th Floor Baltimore, Maryland 21202	125,000	$250,000.00

Alexandria Real Estate Equities, L.P. 135 N. Los Robles Avenue, Suite 250 Pasadena, California 91101	125,000	$250,000.00

Jayvee & Co. CIBC Mellon Global Securities Account # YARF 22090002 c/o Altamira Management Ltd. The Exchange Tower 130 King Street West – Suite 900 Toronto, Ontario M5X 1K9 Canada	475,000	$950,000.00

Jayvee & Co., CIBC Mellon Global Securities Account # YARF l229002 c/o Altamira Management Ltd. The Exchange Tower 130 King Street West – Suite 900 Toronto, Ontario M5X 1K9 Canada	25,000	$50,000.00

Gene Fund LLP 6701 Democracy Boulevard, Suite 300 Bethesda, Maryland 20817	250,000	$500,000.00

Forward Ventures IV, LP 9255 Towne Centre Drive, Suite 300 San Diego, California 92121	686,685	$1,373,370.00

Forward Ventures IV, LP 9255 Towne Centre Drive, Suite 300 San Diego, California 92121	63,315	$126,630.00

Ariane Health Ltd., LDC 450 Park Avenue – Suite 1804 New York, New York 10022	125,000	$250,000.00

Kenneth A. Sorensen 450 Park Avenue – Suite 1804 New York, New York 10022	25,000	$50,000.00